UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2008 (June 2, 2008)

GLOBAL BPO SERVICES CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 High Street, 30th Floor, Boston, Massachusetts	02110

(Address of Principal Executive Offices)	(Postal Code)

Registrant’s telephone number, including area code:    (617) 517-5232

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ON FEBRUARY 12, 2008, GLOBAL BPO SERVICES CORP. (“GBPO”) FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A PRELIMINARY PROXY STATEMENT IN CONNECTION WITH ITS PROPOSED MERGER WITH STREAM HOLDINGS CORPORATION (“STREAM”) AND INTENDS TO MAIL A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO GBPO STOCKHOLDERS. STOCKHOLDERS OF GBPO AND OTHER INTERESTED PERSONS ARE ADVISED TO READ GBPO’S PRELIMINARY PROXY STATEMENT, AMENDMENTS THERETO AS THEY BECOME AVAILABLE, AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED BY GBPO WITH THE SEC IN CONNECTION WITH GBPO’S SOLICITATION OF PROXIES FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TO APPROVE THE PROPOSED MERGER BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT STREAM, GBPO AND THE PROPOSED MERGER. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE PROPOSED MERGER. STOCKHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT, WHEN AVAILABLE, WITHOUT CHARGE, AT THE SEC’S INTERNET SITE AT HTTP://WWW.SEC.GOV OR BY DIRECTING A REQUEST TO: GLOBAL BPO SERVICES CORP., 125 HIGH STREET, 30TH FLOOR, BOSTON, MA 02110, TELEPHONE (617) 517-3252.

GBPO AND ITS DIRECTORS AND OFFICERS MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM GBPO’S STOCKHOLDERS. A LIST OF THE NAMES OF THOSE DIRECTORS AND OFFICERS AND DESCRIPTIONS OF THEIR INTERESTS IN GBPO IS CONTAINED IN GBPO’S PROSPECTUS DATED OCTOBER 17, 2007, WHICH IS FILED WITH THE SEC, AND IS ALSO CONTAINED IN GBPO’S PRELIMINARY PROXY STATEMENT. GBPO’S STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION ABOUT THE INTERESTS OF ITS DIRECTORS AND OFFICERS IN THE PROPOSED MERGER BY READING GBPO’S PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.

Item 1.01.	Entry into a Material Definitive Agreement

Amended and Restated Agreement and Plan of Merger

General

On June 2, 2008, Global BPO Services Corp., a Delaware corporation (“GBPO”), entered into an amended and restated merger agreement (the “Amended Merger Agreement”) with River Acquisition Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of GBPO (“River”), and Stream Holdings Corporation, a Delaware corporation (“Stream”), to amend and restate in its entirety that certain Agreement and Plan of Merger, dated as of January 27, 2008, by and among GBPO, River and Stream.

The Amended Merger Agreement: (i) reduces the purchase price to be paid by GBPO to Stream from $225.8 million to $200.0 million, subject to certain adjustments, (ii) eliminates the portion of the purchase price to be paid in units of GBPO, (iii) increases the cash consideration to be placed in escrow from $6.7 million to $10.0 million if the merger is consummated on or before August 31, 2008, and $12.0 million, if the merger is consummated after August 31, 2008 and the purchase price has been increased by $20.0 million pursuant to clause (iii) of the purchase price description below and excludes the GBPO units previously included, and (iv) eliminates the requirement that GBPO elect Rick Rosen to its board of directors after the consummation of the merger.

Merger Consideration

The Amended Merger Agreement also provides that the purchase price is subject to the following increases: (i) an increase of $5.0 million in the event that (A) the closing date of the merger is after July 31, 2008 (subject to extension in specified circumstances), (B) Stream’s EBITDA (as defined in the Amended Merger Agreement) for the seven months ended July 31, 2008 exceeds $15,045,000, and (C) Stream’s revenue for the seven months ended July 31, 2008 exceeds $268,949,000, (ii) an additional increase of $5.0 million in the event that the closing date of the merger is after August 15, 2008 (subject to extension in specified circumstances), (iii) an additional increase of $20.0 million in the event that (A) the closing date of the merger is after August 31, 2008 (subject to extension in specified circumstances), (B) Stream’s EBITDA (as defined in the Amended Merger Agreement) for the eight months ended August 31, 2008 exceeds $17,499,000, and (C) Stream’s revenue for the eight months ended August 31, 2008 exceeds $309,041,000, (iv) an additional increase of $10.0 million in the event that (A) the closing date for the merger is after September 30, 2008 (subject to extension in specified circumstances), (B) Stream’s EBITDA (as defined in the Amended Merger Agreement) for the nine months ended September 30, 2008 exceeds $20,619,000, and (C) Stream’s revenue for the nine months ended September 30, 2008 exceeds $351,116,000, (v) an increase in an amount equal to 75% of capital expenditures made by Stream during the period beginning July 1, 2008 and ending on the closing date of the merger, subject to specified exceptions, all as more fully described in the Amended Merger Agreement. In the event that GBPO is otherwise ready, willing and able to file the third amendment to the proxy statement (as defined in the Amended Merger Agreement) after June 13, 2008 but GBPO is delayed in doing so and Stream’s failure to deliver its financial statements required to be disclosed therein is the sole cause of such delay, the dates set forth above in clause (i)(A), (ii), (iii)(A) and (iv)(A) shall be extended (x) one business day for each business day that Stream’s failure to deliver the unaudited financial statements for the first quarter of fiscal 2008, which shall be suitable for filing with the Securities and Exchange Commission (the “SEC”), after June 13, 2008 is the sole cause of the delay in filing the third amendment to the proxy statement (as defined in the Amended Merger Agreement), plus (y) three business days. As part of the purchase price, GBPO will assume the indebtedness of Stream under capital leases outstanding as of the closing of the merger and will be required to assume, replace or repay the other indebtedness of Stream outstanding as of the closing of the merger.

Closing

The merger is expected to close in the third quarter of 2008, subject to obtaining the required approval by the stockholders of GBPO and the fulfillment of other conditions, as described herein and in the Amended Merger Agreement.

Representations and Warranties

The Amended Merger Agreement contains representations and warranties for each of GBPO, River and Stream relating to, among other things: (a) proper organization and similar corporate matters; (b) the authorization, performance and enforceability of the Amended Merger Agreement; (c) the capital structure of each constituent company; (d) financial information and absence of undisclosed liabilities; (e) absence of certain developments; (f) title to assets; (g) contracts and commitments; (h) affiliate transactions; (i) litigation; (j) compliance with laws; (k) environmental matters; (l) proprietary rights; and (m) brokers.

Covenants

GBPO and Stream have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. Stream has also agreed to continue to operate its business in the ordinary course prior to the closing. GBPO and Stream have also agreed not to take certain specified actions before the merger without the prior written consent of the other party. The Amended Merger Agreement also contains additional covenants of the parties, including the following:

•

GBPO Proxy Statement and Stockholders’ Meeting. GBPO has agreed to prepare and file a proxy statement (as defined in the Amended Merger Agreement) with the SEC and any other filings required under the securities laws or any other federal, foreign or blue sky laws, and to call and hold a meeting of its stockholders for the purpose of seeking the approval of the merger by its stockholders as required by its certificate of incorporation. Stream has agreed to provide the required information with respect to its business in the proxy statement (as defined in the Amended Merger Agreement).

•

Waiver by Stream. Stream has agreed to waive its rights to make claims against the trust account established for the benefit of the holders of GBPO’s public shares for any monies that may be owed to it by GBPO for any reason whatsoever, including breach by GBPO of the Amended Merger Agreement or its representations and warranties therein.

Conditions to Closing of the Merger

General Conditions.

Consummation of the merger and the related transactions is conditioned on the GBPO stockholders, at a meeting called for these purposes, approving the Amended Merger Agreement and the transactions contemplated thereby.

In addition, consummation of the transactions contemplated by the Amended Merger Agreement is conditioned upon customary closing conditions in a transaction of this nature, including:

•	approval of the merger proposal by the requisite vote of the holders of the shares issued by GBPO in its initial public offering;
•

holders of fewer than thirty percent (30%) of the shares issued by GBPO in its initial public offering outstanding as of the record date properly exercising their rights to convert their shares into a pro rata share of the trust account in accordance with GBPO’s certificate of incorporation;

•	the execution by and delivery to each party of each of the various transaction documents;
•	the expiration of all applicable waiting periods under the Hart-Scott-Rodino Act without qualification from the Federal Trade Commission or the Department of Justice; and
•

no order, writ, injunction or decree being issued by any governmental authority preventing, restraining or prohibiting, in whole or in part, the consummation of the merger and the other transactions contemplated by the Amended Merger Agreement.

GBPO’s Conditions to Closing.

The obligations of GBPO to consummate the transactions contemplated by the Amended Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•

the representations and warranties made by Stream in the Amended Merger Agreement, as supplemented, under certain circumstances, by amendments to the Stream disclosure schedules, that are qualified by materiality or material adverse effect shall be true and correct in all respects as of the closing date of the merger and that are not qualified by materiality or material adverse effect shall be true and correct in all material respects;

•	there shall not have been a material adverse effect affecting Stream that has not been waived by GBPO;
•	the receipt by Stream of necessary consents and approvals by third parties; and
•	the Escrow Agreement shall have been executed and delivered by H.I.G. Call Center II, Inc. and Stream.

Stream’s Conditions to Closing.

The obligations of Stream to consummate the transactions contemplated by the Amended Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•

the representations and warranties made by GBPO in the Amended Merger Agreement, as supplemented, under certain circumstances, by amendments to the GBPO disclosure schedules, that are qualified by materiality or material adverse effect shall be true and correct in all respects as of the closing date of the merger and that are not qualified by materiality or material adverse effect shall be true and correct in all material respects;

•	there shall not have been a material adverse effect affecting GBPO that has not been waived by Stream;
•	the receipt by GBPO of necessary consents and approvals by third parties; and
•	the Escrow Agreement shall have been executed and delivered by GBPO.

Termination

The Amended Merger Agreement may be terminated at any time, but not later than the closing as follows:

•	by mutual written consent of GBPO, River and Stream;
•

by either GBPO or Stream, if a court, administrative agency or other governmental or regulatory authority shall have issued an award, decision, decree, injunction, judgment order or ruling in any case having the effect of preventing the consummation of the merger, which award, decision, decree, injunction, judgment, order or ruling is final and nonappealable;

•

by GBPO, if proposed revisions or amendments in the Stream disclosure schedules relating to Stream’s representations and warranties between the time of the signing of the Amended Merger Agreement and the closing of the merger describe events or circumstances that have a material adverse effect on Stream’s business;

•

by Stream, if proposed revisions or amendments in the GBPO disclosure schedules relating to GBPO’s representations and warranties between the time of the signing of the Amended Merger Agreement and the closing of the merger describe events or circumstances that have a material adverse effect on GBPO’s business;

•

by Stream, (i) if on the closing date of the merger there shall have been a material breach of any representation, warranty, covenant or agreement on the part of GBPO or the River contained in the Amended Merger Agreement, which breach or untrue representation or warranty (1) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition to the merger and (2) which is incapable of being cured prior to the closing date of the merger or is not cured within 30 days of Stream delivering written notice of the breach causing such material adverse effect; (ii) the proxy statement (as defined in the Amended Merger Agreement) shall not have been approved by the SEC by August 9, 2008, provided that if GBPO is otherwise ready, willing and able to file an amendment to the proxy statement (as defined in the Amended Merger Agreement) but is delayed in doing so after June 13, 2008 solely by Stream’s failure to provide material information about itself that is required by the SEC to be included therein (but in the case of this clause (ii), limited only to Stream’s financial statements for the period ended March 31, 2008), then such date in this clause (ii) shall be extended by three business days plus one business day for each business day after June 13, 2008 that Stream has not provided such information; (iii) GBPO has not held its stockholders meeting to approve the merger or the closing of the merger has not occurred within 35 days following the approval of the proxy statement (as defined in the Amended Merger Agreement) by the SEC; (iv) any of the securities purchase agreement, the preferred stock purchase agreement or the warrant purchase agreement (each as defined below) ceases to be in full force and effect, or any party thereto shall give written notice of any intention not to fully perform its obligations thereunder, written notice of a default by the other party thereto or shall be in default in any material respect, or any condition precedent to the obligations of a party thereto shall not be satisfied as of the closing date of the merger; (v) GBPO’s board of directors has withdrawn or changed its recommendation to its stockholders regarding the merger; (vi) the Amended Merger Agreement and the transactions contemplated thereby shall fail to be approved and adopted, at a meeting of stockholders, by the affirmative vote of the holders of a majority of the shares issued by GBPO in it is initial public offering under the GBPO certificate of incorporation or the holders of 30% or more of the shares issued by GBPO in its initial public offering entitled to vote on the merger elect to convert their shares into cash from the trust account; or (vii) the proxy statement (as defined in the Amended Merger Agreement) fails to include disclosure regarding the tender offer (as defined in the Amended Merger Agreement) or GBPO abandons its plan to consummate the tender offer (as defined in the Amended Merger Agreement);

•

by Stream, if the merger shall not have been consummated on or before October 1, 2008; provided that, if GBPO is otherwise ready, willing and able to file an amendment to the proxy statement (as defined in the Amended Merger Agreement) after June 13, 2008 but is delayed in doing so solely by Stream’s failure (whether or not within Stream’s control) to provide material information about itself that is required by the SEC to be included in any amendment to the proxy statement (as defined in the Amended Merger Agreement), the date set forth in this paragraph shall be extended by three business days plus one business day for each business day after June 13, 2008 that Stream has not provided such information; provided, further, that the right to terminate the Amended Merger Agreement pursuant to this paragraph shall not be available if Stream’s action or failure to act has been the principal cause of or resulted in the failure of the merger to be consummated on or before such date;

•

by GBPO, (i) if on the closing date of the merger there shall have been a material breach of any covenant or agreement on the part of Stream contained in the Amended Merger Agreement, which breach (1) would, individually or in the aggregate with all other such breaches, give rise to the failure of a condition to the merger and (2) which is incapable of being cured prior to the closing date of the merger or is not cured within 30 days of Stream delivering written notice of the breach causing such material adverse effect; or (ii) the Amended Merger Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of the shares issued by GBPO in its initial public offering under GBPO’s certificate of incorporation or the holders of 30% of more of the shares issued by GBPO in it is initial public offering entitled to vote on the merger elect to convert their shares into cash from the trust account; and

•

by GBPO, if the merger shall not have been consummated on or before December 31, 2008 and GBPO has paid a fee to Stream of $1,000,000 plus expenses; provided, that the right to terminate the Amended Merger Agreement pursuant to this paragraph shall not be available if GBPO’s action or failure to act has been the principal cause of or resulted in the failure of the merger to be consummated on or before such date.

Termination Fee

Pursuant to the Amended Merger Agreement, GBPO agreed to pay a fee to Stream in connection with a termination of the Amended Merger Agreement under the following circumstances:

•

if Stream terminates the Amended Merger Agreement due to any of the following reasons and Stream is not in material breach of the Amended Merger Agreement and has not suffered a material adverse effect (or such material adverse effect has been waived by GBPO): (A) GBPO has not held its stockholders meeting to approve the merger or the closing of the merger has not occurred within 35 days following the approval of the proxy statement (as defined in the Amended Merger Agreement) by the SEC; (B) any of the securities purchase agreement, the preferred stock purchase agreement or the warrant purchase agreement (each as defined below) ceases to be in full force and effect, or any party thereto shall give written notice of any intention not to fully perform its obligations thereunder, written notice of a default by the other party thereto or shall be in default in any material respect, or any condition precedent to the obligations of a party thereto shall not be satisfied as of the closing date of the merger; (C) GBPO’s board of directors has withdrawn or changed its recommendation to its stockholders regarding the merger; (D) the Amended Merger Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of the shares issued by GBPO in its initial public offering or the holders of 30% or more of the shares issued by GBPO in its initial public offering entitled to vote on the merger elect to convert their shares into cash from the trust account established by GBPO at the time of its initial public offering; (E) the merger shall not have been consummated on or before October 1, 2008 (subject to extension under specified circumstances); or (F) the proxy statement (as defined in the Amended Merger Agreement) fails to include disclosure regarding the tender offer (as defined in the Amended Merger Agreement) or GBPO abandons its plan to consummate the tender offer (as defined in the Amended Merger Agreement), then GBPO shall pay Stream an aggregate fee of $3,500,000, plus Stream’s SEC fees not to exceed $400,000 and amounts incurred by Stream with GBPO’s consent in connection with compliance with Section 404 of the Sarbanes-Oxley Act (“Stream’s SEC Fees”), consisting of (i) $1,000,000, plus Stream’s SEC Fees within five days of such termination of the Amended Merger Agreement and (ii) $2,500,000 upon the consummation of a business combination (other than a business combination with Stream) that would permit or cause the assets in GBPO’s trust account to be distributable to GBPO, if any; and

•

if GBPO terminates the Amended Merger Agreement due to any of the following reasons: (A) the merger shall not have been consummated on or before December 31, 2008; or (B) the Amended Merger Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of shares issued by GBPO in its initial public offering or the holders of 30% or more of the shares issued by GBPO in its initial public offering entitled to vote on the merger elect to convert their shares into cash from GBPO’s trust account, then GBPO shall pay Stream an aggregate fee of $3,500,000 plus Stream’s SEC Fees, consisting of (i) $1,000,000 plus Stream’s SEC Fees, within five days of the termination of the Amended Merger Agreement under the circumstances described, and (ii) $2,500,000 upon the consummation of a business combination (other than a business combination with Stream) that would permit or cause the assets in GBPO’s trust account to be distributable to GBPO, if any.

Survival

Other than the representations and warranties relating to environmental matters and taxes, which shall survive for their respective statutory period, and those claims relating to organization, authorization and capitalization, which shall survive indefinitely, all of the representations and warranties of the parties contained in the Amended Merger Agreement shall survive the closing and continue in full force and effect until the later of: (i) the date that GBPO’s independent auditor issues its opinion on GBPO’s financial statements for the fiscal year ending December 31, 2008; or (ii) the date which is twelve months following the closing, but in any event not later than July 27, 2009.

Indemnification of GBPO

The Amended Merger Agreement provides that Stream will indemnify GBPO against all damages sustained by it or its subsidiaries for breaches by Stream of its representations and warranties and covenants and other specified matters. To provide a fund for payment to GBPO with respect to its rights to indemnification under the Amended Merger Agreement, at the closing, there will be placed in escrow (with an independent escrow agent) $10.0 million in cash if the closing of the merger occurs on or before August 31, 2008, and $12.0 million in cash if the closing of the merger occurs after August 31, 2008 and the purchase price described above has been increased by $20.0 million pursuant to clause (c)(iii) of such definition, payable to the Stream stockholders and holders of vested options (the “Escrow Fund”). Except in the case of fraud, the Escrow Fund will be the sole remedy for GBPO for its rights to indemnification under the Amended Merger Agreement. Claims for indemnification may be asserted against the Escrow Fund by GBPO once its damages exceed a $500,000 threshold (such threshold does not apply to specified claims) and will be reimbursable to the full extent of the damages, net of applicable reserves on Stream’s closing date balance sheet.

Indemnification of Stream

The Amended Merger Agreement provides that GBPO will indemnify Stream against all damages sustained by it or its stockholders or optionholders for breaches by GBPO of its representations and warranties and covenants. No escrow will be provided to secure such indemnification obligations, which will be capped at the amount of the Escrow Fund and subject to the same threshold provisions and the same claim period requirements pertaining to GBPO’s right to be indemnified by Stream.

The Amended Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide security holders with information regarding its terms. It is not intended to provide any factual information about GBPO or Stream. The representations, warranties and covenants contained in the Amended Merger Agreement were made only for purposes of such agreement and as of the specific dates set forth therein, were solely for the benefit of the parties to the Amended Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Amended Merger Agreement, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Security holders are not third party beneficiaries under the Amended Merger Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of GBPO or Stream. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amended Merger Agreement, which subsequent information may or may not be fully reflected in GBPO’s public disclosures.

The foregoing description is a summary of the material terms of the Amended Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. This summary is qualified in its entirety by reference to the Amended Merger Agreement.

Preferred Stock Purchase Agreement

General

On June 2, 2008, GBPO entered into the preferred stock purchase agreement with Ares Corporate Opportunities Fund II, L.P. (“Ares”). Under the terms of the preferred stock purchase agreement, and subject to the conditions specified therein, Ares is obligated to purchase from GBPO and GBPO is obligated to sell to Ares, 150,000 shares of Series A Preferred Stock, $0.001 par value per share, of GBPO (“Series A Preferred Stock”). The preferred stock purchase agreement contains a number of representations and warranties, covenants, closing conditions and provisions for the termination of the agreement, which are summarized below.

GBPO will use the proceeds from the issuance of the Series A Preferred Stock and its other available cash resources to tender for the purchase of up to 20,625,001 shares of its outstanding common stock at $8.00 per share. GBPO expects to commence the tender offer shortly after the closing of the merger and private placement transactions, and the offer will remain open for 20 business days. The tender offer will be available to all holders of outstanding shares of common stock, but the founding shareholders of GBPO and Ares have agreed not to participate in the tender offer.

Representations and Warranties

GBPO has made representations and warranties regarding, among other things, the following: (a) subsidiaries (not including Stream); (b) due organization and similar corporate matters; (c) authorization, performance and enforceability of the preferred stock purchase agreement and the shares of Series A Preferred Stock being issued pursuant thereto; (d) absence of conflicts between the transaction documents, on the one hand, and the organizational documents or contractual obligations of GBPO or any laws or rules applicable to GBPO, on the other hand; (e) filings, consents and approvals needed to complete the private placement; (f) due authorization of the securities; (g) capitalization; (h) accuracy of GBPO’s SEC reporting and financial statements; (i) tax returns and payments; (j) absence of certain developments; (k) legal proceedings; (l) labor matters; (m) employee benefit plans; (n) compliance with material contracts; (o) regulatory permits; (p) intellectual property; (q) sufficiency of insurance coverage; (r) affiliate transactions; (s) brokers’ fees; (t) compliance with securities laws; (u) American Stock Exchange listing and maintenance requirements; (v) registration rights; (w) compliance with anti-takeover provisions of GBPO’s organizational documents or applicable state law; (x) lack of investment company status; (y) environmental matters; (z) the truth and accuracy of each of the representations and warranties in the Amended Merger Agreement; and (aa) various matters relating to the trust account (as defined in the preferred stock purchase agreement).

Ares has made representations and warranties regarding, among other things: status as an accredited investor; investment intent; its understanding that GBPO has relied on its representations in determining the validity of the private placement; the validity and enforcement of its obligations under the transaction documents; and the lack of status as a registered broker-dealer.

Covenants

From the signing of the preferred stock purchase agreement until the closing or the termination of such agreement, GBPO has agreed that it will not take any of the following actions, without the prior consent of Ares: (a) issue or sell any stock or other securities of GBPO, with certain specified exceptions; (b) split, combine or reclassify any shares of its capital stock or declare or pay any dividend or distribution; (c) create, incur or assume any indebtedness, other than borrowings of up to $50.0 million or in connection with the acquisition of Stream on terms no less favorable than as set forth in the Amended PNC Agreement (as defined below); (d) acquire, sell, lease, license or dispose of any assets or property, other than the acquisition of Stream pursuant to the Amended Merger Agreement; (e) amend or otherwise change its organizational documents; (f) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except, in the case of GBPO, payments to stockholders who exercise their conversion rights; (g) acquire any interest in any corporation, partnership or other business organization or division or line of business; (h) modify its current investment policy; (i) transfer, sell, lease, mortgage, or otherwise dispose of or subject to any lien (except permitted liens as defined in the Amended Merger Agreement) any of its assets other than in the ordinary course of business consistent with past practice or pursuant to the Amended PNC Agreement; (j) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; (k) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its common stock or options or other equity securities, except for the payment for and cancellation of shares upon the exercise of dissenter’s conversion rights; (l) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice; (m) enter into any transaction with an affiliate of GBPO; (n) enter into, amend, terminate or grant any waiver or consent under any material contract of GBPO; or (o) take, offer or propose to take, or agree to take in writing or otherwise, any action which would result in any of the conditions to the closing contained in the preferred stock purchase agreement not being satisfied or would materially delay the closing of the private placement.

In addition, GBPO agreed to hold a meeting of its stockholders to vote on the issuance of the Series A Preferred Stock in the private placement, to recommend that stockholders vote in favor of the transactions and to reserve for issuance and list with the American Stock Exchange all shares of GBPO common stock issued or issuable under the transaction documents, including shares issuable upon the conversion of the Series A Preferred Stock and exercise of the founder warrants (as defined below).

GBPO has further agreed to use its commercially reasonable efforts to take all actions necessary to consummate as promptly as practicable the transactions contemplated by the preferred stock purchase agreement and related documents and to obtain in a timely manner all necessary consents and effect all necessary registrations and filings with governmental authorities including filings under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Ares and GBPO have agreed to cooperate with each other in connection with the making of all such filings and to use their respective commercially reasonable efforts to furnish to each other all information required for any application or filing to be made in order to effectuate the transactions contemplated by the preferred stock purchase agreement.

Closing Conditions

The transactions contemplated by the preferred stock purchase agreement are subject to various closing conditions, including, without limitation, the following:

•	the closing of the acquisition of Stream pursuant to the terms of the Amended Merger Agreement;
•	accuracy of all representations and warranties of GBPO and Ares;
•	material compliance with all covenants and agreements;
•	there being no proceeding which would prohibit consummation of the private placement;
•	the Certificate of Designations for the Series A Preferred Stock having been duly adopted, executed and filed with the Secretary of State of the State of Delaware;
•

there shall have occurred no event or series of events that would constitute a Material Adverse Effect (as defined in the preferred stock purchase agreement) or a material adverse effect on the results of operations, assets, liabilities, business or condition (financial or otherwise) of Stream;

•	there having been no suspension in the trading of GBPO’s common stock, units or warrants on the American Stock Exchange;
•	the expiration or termination of any waiting period under the HSR Act;
•	approval of GBPO’s stockholders of the Amended Merger Agreement and the Stock Issuance Proposal (as defined in the preferred stock purchase agreement);
•	the entry into a credit agreement with PNC Bank, National Association (“PNC Bank”) as contemplated by the Amended PNC Agreement on terms satisfactory to Ares;
•

the common stock into which the Series A Preferred Stock is convertible and into which the founders warrants are exercisable having been approved for listing on the American Stock Exchange, upon issuance thereof;

•	satisfaction of the closing conditions in the warrant purchase agreement;
•	GBPO’s entry into an employment agreement with Scott Murray, GBPO’s chairman and chief executive officer, satisfactory to Ares; and
•	GBPO’s purchase of the unit purchase option issued to its underwriters in its initial public offering for the purchase of 1,562,500 GBPO units for an aggregate purchase price of $100.

Sale of Founder Warrants and Proposed Issuance of Replacement Warrants

On June 2, 2008, GBPO’s founding stockholders, or their affiliates, and Ares entered into an agreement pursuant to which the warrants to purchase 7,500,000 shares of GBPO common stock issued to certain of GBPO’s founding stockholders, or their affiliates, at the time of GBPO’s initial public offering for an aggregate purchase price of $7.5 million, (the “founder warrants”) are being transferred by the founding stockholders to Ares for aggregate consideration of $7,500 (the “Warrant Purchase Agreement”). The transactions contemplated by the Warrant Purchase Agreement are conditioned upon the closing of the private placement.

Founder Warrants Subscription Agreement

GBPO will use its best efforts to obtain all appropriate consents in order for Ares to exchange the founder warrants for new warrants (the “Replacement Warrants”) for an equal number of shares of GBPO common stock, with an exercise price of $6.00 per share, a term of ten years from the closing of the private placement, not subject to redemption and otherwise substantially the same as the founder warrants. As soon as practicable following the closing of the merger, but in any event not later than one year and one day after the date of the closing of the merger, GBPO will take all action necessary to issue to Ares the Replacement Warrants.

Termination

The preferred stock purchase agreement may be terminated at any time, but not later than the closing of the private placement, as follows:

•	by mutual written consent of GBPO and Ares;
•	by GBPO or Ares if the closing of the private placement has not been consummated by October 1, 2008;
•

by Ares, if GBPO is in material breach of its obligations under the preferred stock purchase agreement and such breach continues for more than ten trading days after GBPO has received written notice of such breach;

•

by either GBPO or Ares, if any permanent injunction or other order of a court or other competent governmental agency preventing the consummation of the private placement or the merger shall have become final and nonappealable; or

•	by Ares, if the Amended Merger Agreement has been terminated, or if either GBPO or Stream have the right to terminate the Amended Merger Agreement in accordance with the terms thereof.

Fees and Expenses

At the closing of the private placement, GBPO will pay Ares a fee equal to 1.0% of the aggregate purchase price of the Series A Preferred Stock, and reimburse Ares for all reasonable fees and out-of-pocket expenses related to the negotiation of the preferred stock purchase agreement and the related transaction documents, up to a maximum of $1.0 million.

Trust Account Waiver

Ares has agreed that it does not now have, and shall not at any time prior to the closing of the private placement have, any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in the trust account (as defined in the preferred stock purchase agreement) and to irrevocably waive any claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the trust account (as defined in the preferred stock purchase agreement) for any reason whatsoever in respect thereof. In the event that Ares commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to GBPO, which proceeding seeks, in whole or in part, relief against the trust account (as defined in the preferred stock purchase agreement) or GBPO’s public stockholders for money damages, GBPO shall be entitled to recover from Ares the associated legal fees and costs in connection with any such action, in the event GBPO prevails in such action or proceeding.

Indemnification

GBPO has agreed to indemnify Ares (and their affiliated parties) from and against any and all losses, as incurred, directly or indirectly arising out of, based upon or relating to any breach by GBPO of any of the representations, warranties or covenants made by it in the preferred stock purchase agreement or any related transaction document or any proceeding brought by or against any person other than GBPO in connection with or as a result of any of the transactions contemplated by the preferred stock purchase agreement; provided, however, that GBPO shall not be liable to Ares for (i) incidental, indirect, special, exemplary, consequential or punitive damages, or (ii) damages in excess of $150.0 million.

The foregoing description is a summary of the material terms of the preferred stock purchase agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. This summary is qualified in its entirety by reference to the preferred stock purchase agreement.

Description of Series A Preferred Stock

To create and issue shares of the Series A Preferred Stock, GBPO is required to file a Certificate of Designations specifying the rights, preferences and privileges of the Series A Preferred Stock with the Secretary of State of the State of Delaware. Certain provisions of the Certificate of Designations are summarized below.

Dividends. Holders of the Series A Preferred Stock will be entitled to receive dividends at a rate of 3.0% per annum, payable semi-annually in arrears commencing on December 31, 2008 and thereafter on every June 30 and December 31 (each a “Dividend Payment Date”). At GBPO’s option, dividends on the Series A Preferred Stock may be paid in cash or by adding the amount of accrued dividends per share of Series A Preferred Stock to the Stated Value (as defined below) of the Series A Preferred Stock. No dividend or other distribution (other than (y) a dividend or distribution payable solely in GBPO common stock or (z) a cash dividend or distribution with respect to which holders of shares of Series A Preferred Stock receive a pro rata portion of such dividend or distribution on an as-converted basis) shall be paid on or set apart for payment on GBPO common stock or any other securities junior to the Series A Preferred Stock unless all accrued and unpaid dividends on the Series A Preferred Stock (but not amounts previously added to Stated Value) have been paid. The “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $1,000 plus (ii) all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value) on such Series A Preferred Stock as of the date of calculation.

Immediately prior to the occurrence of any Acceleration Event (as defined below) prior to the seventh anniversary of the date of issuance of the Series A Preferred Stock, the Stated Value of each share of Series A Preferred Stock shall immediately and automatically be increased by an amount per share equal to all dividends that would otherwise be payable on a share of Series A Preferred Stock on each Dividend Payment Date on and after the occurrence of such Acceleration Event and prior to and including the seventh anniversary of such date of issuance of the Series A Preferred Stock (the “Acceleration Period”). The automatic increase in Stated Value shall be in lieu of, and not in addition to, the dividends that would otherwise be payable on each Dividend Payment Date during the Acceleration Period. An “Acceleration Event” is defined as occurrence of any one or more of the following events: (i) a Liquidation Event (as defined below); (ii) GBPO commences a case or other proceeding under any bankruptcy, reorganization, arrangement or adjustment; (iii) immediately prior to a conversion at GBPO’s option; or (iv) any other Fundamental Transaction (as defined below).

An amount equal to the sum of all accrued but unpaid dividends shall be payable upon (x) a Liquidation Event (as defined below) in cash, (y) a Fundamental Transaction (as defined below) that the holders of Series A Preferred Stock elect to treat as a Liquidation Event in cash or in other securities or property or (z) conversion of the Series A Preferred Stock, either (A) in cash or (B) in additional shares of GBPO common stock. A “Liquidation Event” is defined as any liquidation, dissolution or winding up of GBPO, either voluntary or involuntary. A “Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after June 2, 2008 by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of more than 35% of GBPO’s voting rights or voting equity interests in GBPO, (ii) a replacement of more than one-half of the members of GBPO’s board of directors with members that are not approved by those individuals who are members of the board of directors on June 2, 2008 (or other persons approved by such members to be directors or appointed pursuant to the terms of the stockholder’s agreement, as defined below); (iii) a merger or consolidation of GBPO or any subsidiary or a sale of all or substantially all of GBPO’s assets in one or a series of related transactions, unless following such transaction or series of transactions, the holders of GBPO’s securities prior to the first such transaction continue to hold a majority of the voting rights or voting equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving GBPO or any subsidiary that constitutes or results in a transfer of a majority of GBPO’s voting rights or voting equity interests; (v) consummation of a Rule 13e-3 transaction as defined in Rule 13e-3 under the Exchange Act with respect to GBPO; (vi) any tender offer or exchange offer (whether by GBPO or another person) is completed pursuant to which holders of GBPO common stock are permitted to tender or exchange their shares for other securities, cash or property and as a result thereof the holders of a majority of the shares of GBPO common stock prior to the offer do not hold securities representing a majority of GBPO’s voting rights or voting equity interests, except for the tender offer (as defined in the preferred stock purchase agreement); (vii) GBPO effects any reclassification of GBPO common stock or any compulsory share exchange pursuant to which GBPO common stock is effectively converted into or exchanged for other securities that do not represent a majority of GBPO’s voting rights or voting equity interests, cash or property; or (viii) the execution by GBPO of an agreement directly or indirectly providing for any of the foregoing events; provided that none of items (i) through (viii) shall be deemed a Fundamental Transaction if it involves Ares or their related persons (as such term is defined in the stockholder’s agreement) or if it is a transaction approved by Ares pursuant to the stockholder’s agreement.

Liquidation Preference. Upon a Liquidation Event, holders of the Series A Preferred Stock will have a liquidation preference equal to the greater of (x) the Stated Value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), and (y) the amount per share that would be payable to a holder of Series A Preferred Stock had all shares of Series A Preferred Stock been converted into GBPO common stock immediately prior to such Liquidation Event. At the request of any holder of Series A Preferred Stock, which must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five trading days after such holder of Series A Preferred Stock receives notice of such Fundamental Transaction from GBPO), such Fundamental Transaction will be treated as a Liquidation Event with respect to such holder of Series A Preferred Stock; provided, however, that if the consideration to be paid to the holders of GBPO common stock is not to be paid in cash, but rather in securities or other property, then at the option of GBPO, the amount payable to the holders of Series A Preferred Stock shall be either (i) in cash or (ii) in the same securities or other property as is to be paid to the holders of GBPO common stock.

Rank. The Series A Preferred Stock ranks senior to GBPO’s common stock and all other equity or equity equivalent securities for purposes of any Liquidation Event.

Conversion. The Series A Preferred Stock is convertible at the option of the holders, at any time and from time to time, based on the conversion price then in effect (initially, $8.00 per share (subject to adjustment as described below), subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events); provided that if less than 20% of the number of shares of Series A Preferred Stock outstanding on the date the Series A Preferred Stock is first issued by GBPO would remain outstanding after any such conversion, then all shares must be converted at that time.

Redemption. On or after the seventh anniversary of date of issuance of the Series A Preferred Stock, the holder thereof may, at its option, require GBPO to redeem any of the Series A Preferred Stock for a cash purchase price equal to the Stated Value (the “Cash Redemption Price”). Additionally, if the product of (X) the average closing price of the ten trading days (each as defined therein) immediately preceding the redemption rate (the “Company Redemption Closing Price”) and (Y) the number of shares of GBPO common stock that would have been issued had the holder converted all outstanding shares of Series A Preferred Stock being redeemed into shares of GBPO common stock on the redemption date (such product being referred to as the “Common Stock As Converted Cash Value”) exceeds the aggregate Cash Redemption Price, the holder will receive on the redemption date, in addition to the aggregate Cash Redemption Price, in shares of GBPO common stock, the amount by which the Common Stock As Converted Cash Value exceeds the aggregate Cash Redemption Price, with the per share value for the GBPO common stock so issued and delivered being the Company Redemption Closing Price.

Voting Rights. On all matters submitted for stockholder approval, holders of Series A Preferred Stock will be entitled to vote as a class with the holders of GBPO common stock on an as-converted basis.

Special Voting Rights. As long as any Series A Preferred Stock remains outstanding, GBPO may not take any of the following actions without the approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding:

(i)	alter or change the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designations or avoid or seek to avoid the observance or performance of any or the terms to be observed or performed under the Certificate of Designations by GBPO;

(ii)	authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Fundamental Transaction senior to or otherwise pari passu with the Series A Preferred Stock;

(iii)	increase the authorized number of shares of Series A Preferred Stock;

(iv)	pay or declare any dividend or make any distribution on, or redeem or acquire, any other securities junior to the Series A Preferred Stock, except pro rata stock dividends on GBPO common stock payable in additional shares of GBPO common stock;

(v)	enter into any transaction or series of transactions which would constitute a Liquidation Event or Fundamental Transaction if the consideration payable with respect to each share of Series A Preferred Stock is other than an amount in cash which is more than 150% of the conversion price; or

(vi)	enter into any agreement with respect to the foregoing.

The rights in clause (iv) will terminate and cease to apply on the earliest to occur of (A) the first date on which there are outstanding less than 30% of the number of shares of Series A Preferred Stock that were outstanding on the date of issuance of the Series A Preferred Stock and (B) the first date on which the outstanding shares of Series A Preferred Stock represent, in the aggregate, less than 20% of the Post-Conversion Equity (as defined below). The rights set in clause (v) will terminate and cease to apply on the date that both (A) and (B) have occurred. “Post-Conversion Equity” means, as of the date of determination, that number of shares of GBPO common stock that are then outstanding or would be outstanding upon the exercise of all rights, options, and warrants (to the extent then exercisable and vested) and conversion of all other securities (including the Series A Preferred Stock) that are convertible into shares of GBPO common stock.

Directorships

During such time as Ares and its affiliates own shares of Series A Preferred Stock that collectively are convertible into at least 17,850,000 shares of GBPO common stock, it shall be entitled to elect three directors to GBPO’s board of directors.

During such time as Ares and its affiliates own at least 50% of the number of shares of Series A Preferred Stock that were outstanding on the date of issuance of the Series A Preferred Stock, it shall be entitled to elect two directors to GBPO’s board of directors.

During such time as Ares and its affiliates own at least 25% of the number of shares of Series A Preferred Stock that were outstanding on the date of issuance of the Series A Preferred Stock or own shares of Series A Preferred Stock, GBPO common stock or securities convertible into or exercisable for shares of GBPO common stock representing on an as converted or exercised basis at least 10% of the Post-Conversion Equity, it shall be entitled to elect one director to the GBPO’s board of directors.

At any time that Ares and its affiliates own less than 75% of the number of shares of Series A Preferred Stock that were outstanding on the date of issuance of the Series A Preferred Stock and does not own shares of Series A Preferred Stock, GBPO common stock or securities convertible into or exercisable for shares of GBPO common stock representing on an as converted or exercised basis more than 10% of the Post-Conversion Equity, then it shall not be entitled to elect any directors to GBPO’s board of directors.

Adjustment to Conversion Price. In the event that any holder of GBPO common stock exercised their rights prior to the date of filing the Certificate of Designation to demand that such holder’s shares of GBPO common stock be converted into cash (the “Dissenting Holders”), there will be an adjustment to the conversion price as pursuant to the following formula:

(i)	take 9,374,999 and subtract the number of shares of GBPO common stock as to which such rights to demand conversion into cash are exercised by Dissenting Holders (the “Dissenting Shares”);

(ii)	take that difference and divide it by 9,374,999;

(iii)	subtract this quotient from 1.00;

(iv)	take the resulting number and multiply it by $2.00 (this figure shall be referred to as the “Adjustment Amount”); provided that if the number of Dissenting Shares is 9,374,999, the Adjustment Amount shall be $2.00; and

(v)	subtract the Adjustment Amount from $8.00; this resulting figure shall be the new conversion price.

The foregoing description is a summary of the material terms of the form of Certificate of Designations of the Series A Preferred Stock, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. This summary is qualified in its entirety by reference to the form of Certificate of Designations of the Series A Preferred Stock.

Stockholder’s Agreement

GBPO and Ares have agreed to enter into a stockholder’s agreement on the consummation of the private placement to provide for certain rights on the ownership of the Series A Preferred Stock.

Pursuant to the stockholder’s agreement, neither GBPO nor any of its subsidiaries will, without the consent of the holders holding a majority of the Series A Preferred Stock then held by all holders: (i) acquire all or substantially all of the assets or liabilities of another entity (by purchase of assets or stock, merger or otherwise) where the purchase price for such acquisition exceeds $50 million, including assumed indebtedness, (ii) issue or sell or authorize the issuance or sale of any shares of capital stock of GBPO or any of its subsidiaries, subject to certain exceptions or (iii) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases), other than pursuant to the credit agreement with PNC Bank to be entered into in connection with the closing of the merger. These rights will cease to apply on the earliest to occur of (A) the first date on which holders hold in the aggregate less than 30% of the shares of Series A Preferred Stock issued and sold pursuant to the preferred stock purchase agreement and (B) the first date on which the outstanding shares of Series A Preferred Stock collectively represent less than 20% by voting power of the outstanding capital stock of GBPO.

In addition, GBPO granted Ares a right of first refusal on any equity securities or debt securities convertible into GBPO common stock, subject to exceptions relating to certain equity issuances. These rights terminate upon the closing of the sale of all or substantially all of the assets or business of GBPO (by sale of assets or stock, merger or otherwise).

In addition, holders of a majority of the outstanding shares of Series A Preferred Stock are entitled to elect up to three members to GBPO’s board of directors, in accordance with the terms of the Certificate of Designations.

The foregoing description is a summary of the material terms of the form of stockholder’s agreement, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference. This summary is qualified in its entirety by reference to the form of stockholder’s agreement.

Registration Rights Agreement

The Series A Preferred Stock to be issued to Ares at the closing of the private placement, the founder warrants to be sold to Ares contemporaneously therewith and the shares of GBPO common stock into which such securities are convertible or exercisable will not be registered with the SEC and therefore will be restricted securities. However, GBPO, Ares and the founding stockholders have agreed to enter into a registration rights agreement, superseding the existing registration rights agreement among GBPO and the founding stockholders, pursuant to which GBPO has agreed to grant to Ares and the founding stockholders certain rights with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”) of shares of GBPO common stock, including shares issuable upon conversion of the Series A Preferred Stock, exercise of the founder warrants and the shares of GBPO common stock held by the founding stockholders (collectively, the “Registrable Securities”).

The registration rights agreement provides that after (i) the later of (A) the completion of the tender offer (as defined in the preferred stock purchase agreement) and (B) October 17, 2008, and (ii) so long as Ares or its permitted transferees holds at least 30% of the Registrable Securities acquired by them in the private placement, Ares may request that GBPO file a shelf registration statement for resale of such Registrable Securities. GBPO will use its reasonable best efforts to cause a shelf registration statement to be declared effective within 30 days of a request by Ares.

In addition, after (i) the release of the founding stockholder’s GBPO common stock from escrow pursuant to that certain securities escrow agreement, dated as of October 17, 2007, by and among GBPO, the founding stockholders and Continental Stock Transfer & Trust Company, and (ii) the later of (A) the completion of the tender offer (as defined in the preferred stock purchase agreement) and (B) October 17, 2008, and (iii) so long as Ares or its permitted transferees no longer hold at least 30% of the Registrable

Securities acquired by them in the private placement, the holders of a majority of the Registrable Securities then outstanding, may request that GBPO file a shelf registration statement for resale of the Registrable Securities then held by them. GBPO will use its reasonable best efforts to cause a shelf registration statement to be declared effective within 30 days of a request by the such holders.

In addition, (i) so long as Ares or its permitted transferees hold at least 30% of the Registrable Securities acquired by them in the private placement, Ares may make a demand on GBPO, or (ii) so long as Ares or its permitted transferees no longer hold at least 30% of the Registrable Securities acquired by them in the private placement, the holders owning a majority of the Registrable Securities then outstanding, may make a demand on GBPO, that it register the Registrable Securities. GBPO is obligated to effect four registrations pursuant to the rights of Ares set forth in clause (i) above. GBPO also granted to Ares and the founding stockholders unlimited piggy-back registration rights.

GBPO agreed to use its commercially reasonable efforts to keep a shelf registration continuously effective, with respect to the Registrable Securities held by a holder, the earlier of (i) the date on which all Registrable Securities are eligible for sale under Rule 144 without any volume, manner of sale or other restrictions and (ii) when all Registrable Securities covered by such registration statement have been sold.

The registration rights agreement contains other standard provisions of agreements of this type, including an agreement by GBPO to bear the fees and expenses related to registration of the Registrable Securities, indemnification provisions, and a requirement that GBPO comply with all of the reporting requirements applicable to it under the Exchange Act.

The foregoing description is a summary of the material terms of the form of registration rights agreement, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference. This summary is qualified in its entirety by reference to the form of registration rights agreement.

Management Rights Letter

In connection with the preferred stock purchase agreement, on June 2, 2008, GBPO entered into a management rights letter with Ares under which GBPO granted Ares certain contractual management rights relating to GBPO, including the right to (i) consult with and advise the management of GBPO and its subsidiaries, (ii) receive copies of all documents, reports and financial data and inspect any of the properties of GBPO and its subsidiaries, (iii) designate a non-voting representative on GBPO’s board of directors should Ares not have a representative designated to serve on GBPO’s board, and (iv) receive financial statements, as set forth therein. These rights are intended to satisfy the requirement of contractual management rights for purposes of qualifying Ares’ interests in GBPO as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations.

The foregoing description is a summary of the material terms of the form of management rights letter, a copy of which is attached as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference. This summary is qualified in its entirety by reference to the form of management rights letter.

PNC Commitment Letter

On June 4, 2008, GBPO further amended its agreement (the “Amended PNC Agreement”) with PNC Bank, dated February 11, 2008, and amended on May 30, 2008. The Amended PNC Agreement provides that (i) the senior secured credit facility will be up to an aggregate of $108,124,474 (the “Financing”), (ii) the Financing will also consist of a senior secured domestic term loan up to approximately $5,479,772 and a senior secured foreign term loan up to approximately $2,644,701 and (iii) PNC Bank will be satisfied with the terms of the private placement.

The foregoing description is a summary of the material terms of the Amended PNC Agreement, a copy of which is attached as Exhibit 10.6 to this Current Report on Form 8-K and incorporated herein by reference. This summary is qualified in its entirety by reference to the Amended PNC Agreement.

Amendment to Unit Purchase Option

On May 31, 2008, GBPO entered into an amendment (the “UPO Amendment”) amending that certain unit purchase option agreement, dated October 23, 2007, by and among GBPO, Deutsche Bank Securities Inc. (“Deutsche Bank”) and Robert W. Baird & Co. (“Baird”), permitting the sale by Deutsche Bank and Baird to GBPO of an option for the purchase of 1,562,500 units of GBPO originally issued to Deutsche Bank and Baird in GBPO’s initial public offering (the “UPO”). Also on May 31, 2008, GBPO, Deutsche Bank and Baird entered into a securities purchase agreement providing for the purchase by GBPO of the UPO for an aggregate purchase price of $100 (the “Securities Purchase Agreement”).

The foregoing description is a summary of the material terms of the UPO Amendment and Securities Purchase Agreement, a copy of which are attached as Exhibits 10.7 and 10.8 to this Current Report on Form 8-K and incorporated herein by reference. This summary is qualified in its entirety by reference to the UPO Amendment and Securities Purchase Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

As more fully described above, at the closing of the transactions contemplated by the preferred stock purchase agreement, GBPO will issue the Series A Preferred Stock to Ares, which are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

The information contained in Item 1.01 of this report is incorporated by reference herein.

This report is neither an offer to sell nor a solicitation of offers to purchase securities of GBPO. The issuance of Series A Preferred Stock by GBPO in connection with this transaction will not be registered under the Securities Act and the shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

The following documents are included as exhibits to this report:

2.1	Amended and Restated Agreement and Plan of Merger, dated as of June 2, 2008, among Global BPO Services Corp., River Acquisition Subsidiary Corp. and Stream Holdings Corporation
10.1	Preferred Stock Purchase Agreement dated as of June 2, 2008, by and between Global BPO Services Corp., and Ares Corporate Opportunities Fund II, L.P.
10.2	Form of Certificate of Designation of Series A Convertible Preferred Stock
10.3	Form of Stockholder’s Agreement
10.4	Form of Registration Rights Agreement
10.5	Form of Management Rights Letter
10.6	Agreement, dated June 4, 2008, by and among Global BPO Services Corp., PNC Bank, National Association and PNC Capital Markets LLC
10.7	First Amendment to Unit Purchase Option, dated May 31, 2008, by and among Global BPO Services Corp., Deutsche Bank Securities Inc. and Robert W. Baird & Co.
10.8	Securities Purchase Agreement, dated May 31, 2008, by and among Global BPO Services Corp., Deutsche Bank Securities Inc. and Robert W. Baird & Co.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2008

GLOBAL BPO SERVICES CORP.

By:	/s/ R. Scott Murray
Name: R. Scott Murray
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of June 2, 2008, among Global BPO Services Corp., River Acquisition Subsidiary Corp. and Stream Holdings Corporation

10.1	Preferred Stock Purchase Agreement dated as of June 2, 2008, by and between Global BPO Services Corp., and Ares Corporate Opportunities Fund II, L.P.

10.2	Form of Certificate of Designation of Series A Convertible Preferred Stock

10.3	Form of Stockholder’s Agreement

10.4	Form of Registration Rights Agreement

10.5	Form of Management Rights Letter

10.6	Agreement, dated June 4, 2008, by and among Global BPO Services Corp., PNC Bank, National Association and PNC Capital Markets LLC

10.7	First Amendment to Unit Purchase Option, dated May 31, 2008, by and among Global BPO Services Corp., Deutsche Bank Securities Inc. and Robert W. Baird & Co.

10.8	Securities Purchase Agreement, dated May 31, 2008, by and among Global BPO Services Corp., Deutsche Bank Securities Inc. and Robert W. Baird & Co.